Exhibit 99.1
SERIES D CUMULATIVE CONVERTIBLE PREFERRED STOCK
REDEMPTIONS – FREQUENTLY ASKED QUESTIONS
Redemptions
What are Redemptions?
After September 21, 2023, each holder (a “Series D Preferred Holder”) of Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) of Wheeler Real Estate Investment Trust, Inc. (the “Company”) has the right, at such holder’s option, to request that the Company redeem any or all of such holder’s shares of Series D Preferred Stock on a monthly basis – with redemptions commencing in October 2023 – at a redemption price of $25.00 per share, plus the amount of all accrued but unpaid dividends to and including the redemption date (the “Redemption Price”).
The Redemption Price is payable by the Company, at our option, in cash or in equal value of shares of our common stock, par value $0.01 (the “Common Stock”), or in any combination of cash and shares of Common Stock.

The Company intends to settle redemptions of Series D Preferred Stock in shares of Common Stock.
Redemption Process
What is the process to redeem shares of Series D Preferred Stock?

Stockholders seeking redemption of their Series D Preferred Stock will be required to complete a Holder Redemption Notice and a Stock Ownership Statement (copies of each form are available on the Company’s website at https://ir.whlr.us/series-d/series-d-redemption) and send the two forms to the Company via email at investorrelations@whlr.us or via regular or overnight mail to Computershare, the Company’s transfer and redemption agent. Each Series D Preferred Holder must also arrange for its broker to submit instructions for each Redemption to DTC via its PTOP system. Both actions must occur for a Redemption to be deemed complete.

Fully completed Redemption requests received on or before the 25th day of any month (the “Redemption Request Date”) will be entitled to receive the Redemption Price on the 5th day of the following month or, if such date is not a business day, on the next succeeding business day (such date, the “Holder Redemption Date”).

I own other securities of the Company. Am I eligible to participate in these Redemptions?

Only Series D Preferred Holders are eligible to participate in these Redemptions.

Will the Company pre-screen my Redemption request forms and advise me if I am missing any required information?

If a Series D Preferred Holder has any questions about the Holder Redemption Notice, the Stock Ownership Statement or any other aspect of the Redemptions, please contact Investor Relations at investorrelations@whlr.us. Any incomplete forms that are submitted to the Company will be returned. The Company will not pre-screen any Redemption request forms.

Is the Redemption option available indefinitely?

For so long as you are a holder of the Series D Preferred Stock, and the redemption option is a term of the Series D Preferred Stock, you will have the option to redeem those shares in accordance with the terms of the Series D Preferred Stock. Fully completed Redemption requests received on or before the Redemption Request Date of any month will be entitled to receive the Redemption Price on the next Holder Redemption Date.

I note that the Holder Redemption Form requires certain information about my broker that holds my Series D Preferred Stock. Is any other action required by my broker for me to redeem my Series D Preferred Stock and receive Common Stock in exchange therefor at my brokerage account?

In addition to submitting a Holder Redemption Notice and a Stock Ownership Statement, each Series D Preferred Holder must arrange for its broker to submit instructions for each Redemption to DTC via its PTOP system for the Redemption to be processed.

I note that a prior version of the Holder Redemption Form required medallion signature guarantees. What is that and is it required?

A medallion signature guarantee is one of several special certification stamps that guarantees that a signature authorizing a transfer of securities is in fact authentic. While we initially required a medallion stamp guarantee as part of the Redemption process, we have now determined it is not required and have updated the form accordingly. We will accept signatures on the form without a medallion signature guarantee.

I note that the forms require that they be sent via regular or overnight mail to Computershare or via email to the Company. May I just email the Company the forms?

Yes, either option is available to you. Fully completed redemption forms will be accepted if they are received either via regular or overnight mail by Computershare or via email by the Company by each monthly deadline.

For each Redemption, how will the Company calculate the number of shares of Common Stock to be issued per share of Series D Preferred Stock?

The number of shares of Common Stock to be issued per share of Series D Preferred Stock will be equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series D Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon (see section below regarding dividend amount) to and including the Holder Redemption Date (unless the Holder Redemption Date is after a dividend record date of December 30th, March 30th, June 30th or September 30th and prior to the corresponding dividend payment date of January 15th, April 15th, July 15th or October 15th, in which case no additional amount for such accrued and unpaid dividend payment shall be included in this sum) by (ii) the volume weighted average price per share of Common Stock for the ten consecutive trading days immediately preceding, but not including, the Holder Redemption Date as reported on Nasdaq.

Fractional shares of Common Stock will not be issued and instead Computershare shall pay you the amount of the cash value of any entitlement to fractional shares.

What is the first Holder Redemption Date?

October 5, 2023.

How long will it take for the Company deliver the Common Stock following my Redemption?

Delivery of Common Stock will be made as soon as possible after the applicable Holder Redemption Date in accordance with customary settlement cycles.

Dividend and Tax Issues

What is the amount of the dividends per share on the Series D Preferred Stock?

Until September 21, 2023, the Series D Preferred Holders are entitled to receive cumulative cash dividends at a rate of 10.75% per annum of the $25.00 liquidation preference per share, or at $2.6875 per share per annum (the “Current Rate”). Commencing on September 21, 2023, the Series D Preferred Holders will be entitled to cumulative cash dividends at an annual dividend rate of the Current Rate increased by 2% of the liquidation preference per share, which shall increase by an additional 2% of the liquidation preference per share on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14%. Dividends are payable quarterly in arrears on or before each Dividend Payment Date of each year.

What are the tax consequences to me as a result of my Redemption of my Series D Preferred Stock?

Redemption of Series D Preferred Stock solely in exchange for Common Stock (whether or not an isolated transaction) is treated as a recapitalization, and therefore as a corporate reorganization, under Section 368(a)(1)(E) of the Internal Revenue Code. Stockholders generally will not recognize gain or loss upon the Redemption of Series D Preferred Stock entirely in exchange for our Common Stock.

However, the lesser of (1) the amount by which the fair market value of the Common Stock received in the Redemption (determined immediately following the Redemption) exceeds the issue price of the Series D Preferred

Stock, or (2) the amount of accumulated and unpaid dividends, will be treated as a deemed distribution of property made by the Company.

For more information on the tax consequences of a Redemption, see “U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Considerations of Redemption or Conversion of Series D Preferred Stock for Common Stock,” beginning on page 61 of the Form S-11 that was filed by the Company with the SEC on September 1, 2023.

The application of the U.S. federal income tax laws to these redemptions is highly complex and, in certain cases, unsettled. Stockholders are urged to consult with their own tax advisors regarding the U.S. federal income tax consequences of any redemption of Series D Preferred Stock for Common Stock.

When will the Company make available the Form 8937 for each Redemption?

On or before the 45th day following each Redemption or, if earlier, January 15 of the year following the calendar year of each Redemption, we will post an IRS Form 8937 with respect to that Redemption on the Company’s website at https://ir.whlr.us/series-d/series-d-redemption.

Non-U.S. Investors

I am an investor located outside the United States. Am I eligible to redeem my Series D Preferred Stock?

Yes.

Stock Registration

I received unregistered shares of Common Stock in redemption of my Series D Preferred Stock in December. What does "unregistered" mean? How are unregistered shares different from registered shares?

“Unregistered” means that shares of Common Stock that you received in redemption of your Series D Preferred Stock in December have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any applicable state securities laws. Unregistered shares are different from registered shares in that unregistered shares cannot be freely sold through a stock exchange.

Are unregistered shares of Common Stock "restricted"?

Yes. Your unregistered shares of Common Stock are restricted because they may not be sold without an effective registration statement under the Securities Act or an opinion of counsel in a form satisfactory to the Company that such registration is not required under the Securities Act.

Why did the Company issue me unregistered shares?

The significant declines and ongoing material fluctuations in the Company’s Common Stock price coupled with the unpredictable volume of monthly Series D Preferred Stock redemption requests have made it extremely challenging for the Company to plan for sufficient registered shares of Common Stock to meet the ongoing monthly redemption requests. Accordingly, the Company plans to issue unregistered shares of Common Stock to meet the ongoing monthly redemption requests until the Company has registered enough shares of Common Stock to provide registered shares to cover the entirety of the remaining issue of Series D Preferred Stock.

Where are my unregistered shares of Common Stock located?

Your unregistered shares of Common Stock sit on the books and records of Computershare, the Company’s transfer and redemption agent, where the Company has established an account for you in your name. If you have not already received one, you can request an account statement by emailing Katie Minyard of Computershare at Kathryn.Minyard@computershare.com.

Can I move my unregistered shares to my account at my broker?

Your unregistered shares can be held only where they are issued – on the books of Computershare – until the restriction is removed. The restriction will be removed following the effectiveness of a registration statement under the Securities Act with respect to these shares.

Does the Company plan to register my unregistered shares?

Yes. The Company plans to register the unregistered shares issued in the December 2023 Common Stock issuance and any unregistered shares issued in subsequent monthly Series D Preferred Stock redemption cycles.

When will the Company begin issuing registered shares of Common Stock again for the Series D Preferred Stock redemptions?

As described above, the Company plans to issue unregistered shares of Common Stock to meet the ongoing monthly redemption requests until the Company has registered enough shares of Common Stock to provide registered shares to cover the entirety of the remaining issue of Series D Preferred Stock. Efforts are underway to register the shares. But it is unclear that this process will be complete by the time of the January redemption cycle and may continue beyond that.
Forward-Looking Statements

This Frequently Asked Questions contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “will,” “can”, “may”, and “plans,” or the negative of such terms, or other comparable terminology, and include statements about the Company’s intention to register unregistered shares of Common Stock. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this Current Report on Form 8-K, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, or to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.